EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Market Media Connect
Jim Morham, 951-833-8425, JMorham@marketmediaconnect.com

Merilee Kern, 858-577-0206, Merilee@marketmediaconnect.com

Vycor Medical Announces Acquisition of Therapeutic and Diagnostic Vision Restoration Company – NovaVision

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BOHEMIA, NY, November 11, 2010 – Vycor Medical, Inc. (VYCO.BB) (www.vycormedical.com), a medical device company that designs, develops and markets next generation neurosurgery retraction devices, today announced the entry into a purchase agreement to acquire the assets of NovaVision, Inc., including its German subsidiary, NovaVision AG (together “NovaVision”) for an aggregate purchase price of $900,000. NovaVision makes and provides FDA-cleared and CE marked medical devices to provide non-invasive Vision Restoration Therapy, or VRT. VRT is a patient-specific diagnostic and therapeutic platform that is clinically proven to restore lost vision resulting from neurological conditions such as strokes or traumatic brain injury. Approximately 3,000 patients have been treated to date and 2009 revenues were approximately $1 million. NovaVision had filed for Chapter 7 bankruptcy protection in April of this year.

The Chairman of Vycor Medical, Adrian Liddell, stated that “the acquisition of NovaVision  will be a unique opportunity for us to acquire a company focused on the neurological space with a non invasive treatment, clinically proven to have a meaningful impact on those patients suffering partial vision loss as a result of a neurological disorder such as either a Stroke or a Traumatic Brain Injury”.

Ken Coviello, Chief Executive of Vycor, commented: "We are delighted to be adding NovaVision into Vycor, and see tremendous opportunities for the expansion of the Company's footprint in the neurological devices and therapies space".

Mr. Liddell explained NovaVision benefits from a number of very positive factors:

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The company already has operations in US and Germany, has FDA 510(k) and CE Marking for therapy (stroke, TBI Amblyopia, optic nerve damage) and as a medical device manufacturer

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Benefits from a substantial potential market: management estimates approximately $1.6bn in the US, approximately $285m in Germany and approximately $10bn globally. Stroke is the most prevalent condition in the US occurring once every 40 seconds on average, and there is significant potential upside for the development of therapies for new indications (AMD, glaucoma) in due course

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Has no direct competition in US where the only true alternative is no treatment. And has only limited competition in Europe

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Has a significant IP portfolio with 5 issued, 12 pending US patents and 1 issued, 30 pending international patents

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Has substantial physician support, with several hundred prescribing physicians in the US, over 50 partner centers in Germany and 9 in the rest of Europe

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Significant time and money invested to gain a substantial body of academic and clinical studies, including 6 company-sponsored studies and 14 independent studies, together with patient testimonials, all of which support the efficacy of the treatment.

Mr Liddell goes on to explain “Vycor was in a unique position to evaluate NovaVision’s potential and to get a good insight into the business from our National Sales Director Tom Bridges who was formerly the head of sales and marketing for NovaVision. We are very excited about the potential for the combined entity”.

Of the total consideration of $900,000, Vycor has paid $700,000 into escrow with the bankruptcy trustee, pending closing, with the remaining $200,000 to be paid into escrow on November 16. The closing of the acquisition of NovaVision is subject to the receipt of bankruptcy court approval. Closing will occur one day after the receipt of such approval but no earlier than November 16, 2010 and no later than December 8, 2010.

About Vycor Medical, Inc.

With corporate headquarters in Bohemia, NY, Vycor Medical, Inc. (VYCO.BB) is a medical device company committed to making neurological brain, spinal and other surgical procedures safer and more effective.  The company’s flagship, Patent Pending ViewSite™ Surgical Access Systems represent an exciting new breed of retraction technology that holds the potential for speedier, safer and more economical brain, spinal and other surgeries and a quicker patient discharge.  Vycor’s innovative medical instruments are designed to optimize neurosurgical site access, reduce patient risk, accelerate recovery, and add tangible value to the professional medical community. Vycor is ISO 13485:2003 compliant, has FDA 510(K) clearance for brain and spine surgeries, and CE marketing and HPB licensing in Canada.

For the latest information on the company, including media and other coverage, and to learn more, please go online at www.VycorMedical.com.

Safe Harbor Statement

Information in this document constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast", "anticipate", "estimate", "project", "intend", "expect", "should", "believe", and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause Vycor Medical's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in Vycor Medical’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Vycor Medical herein are expressly qualified in their entirety by the abovementioned cautionary statement. Vycor Medical disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.